Exhibit 99.1

Jupiter Wellness Announces First Patient Dosing for Double-Blinded Placebo Controlled Trial of JW-300 for the Treatment of First Degree Burns

JUPITER, FL / October 19th, 2021 / Jupiter Wellness, Inc. (NASDAQ:JUPW), a clinical stage company developing a cannabinoid receptor agonist for the treatment of first degree burns, announced the enrollment and dosing of the first patient in the study.

The double-blinded placebo-controlled study will enroll 50 patients with newly diagnosed first degree burns of superficial partial thickness on 10% or less of the patient’s total body surface area. The primary endpoint is time to full re-epithelialization of the wound. This is an investigational international study with a protocol similar to a US FDA Phase I study.

“Jupiter Wellness is committed to the treatment of skin diseases through the development and commercialization of our, patent pending, proprietary skincare products” stated Jupiter CEO Brian John. “The treatment of burns is an important indication that complements and extends our product lines including CaniSun™ and Photocil™. We look forward to announcing our results by the end of December and being able to register our second OTC product with the FDA and begin to help people with burns all over the world.”

The burn care market was valued at $2.1 billion in 2020 and is expected to grow at a CAGR of 7% from 2021 to 2028 driven by rising incidence of burns, favorable reimbursement policies, and technological advancement.

About Jupiter Wellness

Jupiter Wellness, Inc. (NASDAQ:JUPW) is a leading developer of skincare therapeutics and treatments. The Company’s product pipeline of enhanced skincare therapeutics focuses on the endocannabinoid system to address indications including psoriasis, eczema, burns, herpes cold sores, and skin cancer. Jupiter generates revenue from a growing line of proprietary over-the-counter skincare products including its CaniSun™ sunscreen and other wellness brands sold through www.cbdcaring.com.

For additional information, please visit www.jupiterwellness.com. The Company’s public filings can be found at www.Sec.gov.

Safe Harbor Statement

To the extent any statements contained in this presentation of Jupiter Wellness, Inc. (the “Company”) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company’s management as well as estimates and assumptions made by the company’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” intend,” believe,” plan,” “anticipate,” “projected” and other words or the negative of these terms and similar expressions as they relate to the company or the company’s management identify forward-looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor & Public Relations Contact Info

Phone: 561-464-2700

Email: info@JupiterWellness.com